Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement (Form S-8) of our report dated January 19, 2006, except for the second and third paragraphs of Note 15, as to which the date is April 18, 2006, relating to the consolidated financial statements of Delek US Holdings, Inc. and Subsidiaries as of December 31, 2004 and for the year then ended (and to all references of our Firm) included in the Prospectus filed by the registrant pursuant to Rule 424(b)(4) under the Securities Act on May 4, 2006. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2004, or performed any audit procedures subsequent to the date of our report.
/s/ MAYER HOFFMAN MCCANN P.C.
Mayer Hoffman McCann P.C.
Plymouth Meeting, Pennsylvania
May 25, 2006